Exhibit 99.1

GLUCOTRACK ANNOUNCES START OF ENROLLMENT FOR HUMAN CLINICAL STUDY OF CONTINUOUS BLOOD GLUCOSE MONITOR

Feasibility study underway for the Company’s novel continuous blood glucose monitor in patients with diabetes, with data expected within 6-8 weeks

Rutherford, NJ, December 3, 2024 (GLOBE NEWSWIRE) — Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical technology company focused on the design, development, and commercialization of novel technologies for people with diabetes, has announced the commencement of patient enrollment for its short-term human clinical study. The study will focus on the Company’s continuous blood glucose monitor (“CBGM”) and will include participants with both type 1 and type 2 diabetes. Data from the study is expected to be available within 6-8 weeks.

Unlike traditional continuous glucose monitors that measure glucose levels in interstitial fluid, Glucotrack’s CBGM measures glucose directly from blood, aiming to provide real-time readings without the lag time typically associated with interstitial glucose measurements. The CBGM is a long-term implantable device with no on-body external component, designed for three years of continuous, accurate blood glucose monitoring, offering a more convenient and less intrusive glucose monitoring solution.

The prospective, single arm study is a short-term in-hospital study in which the CBGM sensor will be placed intravascularly for a period of four days. Study participants, who have been diagnosed with diabetes mellitus requiring glucose monitoring and intensive insulin therapy, will participate in several fixed meal and glucose challenges during the study period.

The study is being conducted under Principal Investigator Dr. Alexandre Abizaid, MD, PhD. Dr. Abizaid is the Director of Interventional Cardiology at Instituto do Coração in São Paulo, Brazil, and a Visiting Professor of Medicine at Columbia University Medical Center in New York City. He is a key faculty member of the Cardiovascular Research Foundation in New York and a world-renowned interventional cardiologist who has conducted numerous first in human clinical studies in the cardiology field. The study will be conducted at Instituto do Coração (InCor) of the Hospital das Clínicas of Faculdade de Medicina da Universidade de São Paulo, which is widely considered the best cardiology hospital in Brazil and Latin America, according to Newsweek.

“Following the success of our preclinical program, we are pleased to reach this key milestone in the development of our novel CBGM,” said Paul V. Goode, PhD, President & Chief Executive Officer of Glucotrack. “We believe this groundbreaking early feasibility study will demonstrate the potential for our real-time continuous blood glucose monitor to offer a truly differentiated and less burdensome approach to glucose monitoring for people with diabetes.”

For more information about Glucotrack’s CBGM, visit glucotrack.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

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About Glucotrack, Inc.

Glucotrack, Inc. (NASDAQ: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s CBGM is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 3 years, no on-body wearable component and with minimal calibration. For more information, please visit http://www.glucotrack.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on March 28, 2024.

Contacts:

Investor Relations:

investors@glucotrack.com

Lisa Wilson

In-Site Communications

T: 917-543-9932

E: lwilson@insitecony.com

Media:

GlucotrackPR@icrinc.com